UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 2, 2012

ENTERTAINMENT GAMING ASIA INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-32161	91-1696010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Unit 3705, 37/F, The Centrium

60 Wyndham Street

Central, Hong Kong

(Address of principal executive offices)

+ 852-3151-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01              Entry into a Material Definitive Agreement.

On April 2, 2012, Entertainment Gaming Asia Inc. (“EGT”, “we”, “us” or “our”) issued a press release announcing that, amongst other matters, it had entered into a Machines Operation and Participation Agreement on April 2, 2012 (the “Participation Agreement”) with a Cambodian company which owns and operates an existing casino in Poipet, Cambodia (the “Casino”) near the Thailand border and a Cambodian individual, who is the controller of the said Casino operating company and owner of two parcels of land on which the Casino is located (the “Land”) (the Cambodian company and the Cambodian individual are collectively the “Local Partner”). The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated into this Item 1.01 by reference (the “Press Release”).

On April 2, 2012, Elixir Gaming Technologies (Cambodia) Co., Limited, one of our wholly-owned subsidiaries, entered into the Participation Agreement with the Local Partner. Pursuant to the terms of the Participation Agreement, the Local Partner has agreed to allocate part of the Land with an area of approximately 1,500 square meters to us for development and construction, at our own design, budget and cost, of a slot venue on the Land which is capable of placing and operating approximately 300 electronic gaming machines therein. Upon completion of the slot venue, which both parties agreed to use their reasonable endeavours to complete the same by December 31, 2012, we will have the exclusive rights to operate and manage the venue and the machines placed therein under our “Dreamworld” brand (the “EGT Slot Hall”) provided that we and the Local Partner will share the win per unit per day (the “WUD”) from all the machines placed at the EGT Slot Hall and certain operating costs related to marketing and floor staff at a 40% / 60% split, respectively. WUD from all the machines will be collected by us and distributed to the Local Partner on a monthly basis and the Local Partner reserves the rights to audit our books that related to the operation of the EGT Slot Hall. In case there is any operating loss suffered by the business of the EGT Slot Hall in any month, such loss will be carried forward and set off against the positive revenue in subsequent months and distribution to the Local Partner will only be made when there is a net positive revenue from the business.

Capital expenditures for the EGT Slot Hall, which principally include the development and construction of the facility and gaming equipment, are projected to be approximately $7.5 million, including an estimated $5.0 million to source top of the line gaming machines. We expect to provide the required gaming machines through the purchase of new and used machines as well as machines from our inventory. We are responsible for all capital expenditures for the EGT Slot Hall, which we intend to fund through our internal cash resources.

It is agreed that EGT Slot Hall will be treated as an extension of the Casino and will connect to the Casino’s table game floor. In this respect, our Cambodian counsel has confirmed that we shall be allowed to operate the EGT Slot Hall under the Local Partner’s existing gaming license for the Casino. Under the Participation Agreement, the Local Partner has an obligation to maintain the validity of the gaming license for the Casino, at its sole cost, throughout the term of the Participation Agreement.

The Participation Agreement is for an initial five year term commencing from the date of the live operation of the EGT Slot Hall (the “Initial Term”) and thereafter, we have an option to renew the term for an additional five year period (the “Renewal Term”). During the Initial Term, our exclusive rights to place and operate machines in the EGT Slot Hall are guaranteed. If the total gross revenue (before deduction of certain joint expenses and revenue sharing) generated by the machines at the EGT Slot Hall (the “Gross Win”) during the last year of the Initial Term is equal to or more than $8 million or if the total accumulated Gross Win for the last three years of the Initial Term equals or exceeds $20 million, then we will continue to enjoy the same exclusive rights during the Renewal Term. If, however, none of the said financial milestones are achieved and if the Local Partner has a genuine development plan for developing the portion of the Land on which EGT Slot Hall is built, then the Local Partner shall be entitled to serve not less than 6 month notice on us requiring us to relocate our slot operation to such other Local Partner’s properties as designated by the Local Partner. Failure to achieve all financial milestones will not jeopardize our rights to exercise the option for the Renewal Term and may not necessarily result in a relocation of business.

The Participation Agreement contains customary provisions on early termination by either party due to certain force majeure events, which include, but are not limited to, any introduction of new laws or regulations prohibiting the gaming operations of the Casino and any material breach of the terms of the agreement by the other party. In addition, without prejudice to our rights to seek any other remedies, if we are required to move out from the operation of the EGT Slot Hall as a result of the breach of the Participation Agreement by the Local Partner, and if this occurs before the end of the second year of the Initial Term, the Local Partner has to reimburse us for the full amount of all the costs of construction of the building of the EGT Slot Hall and if this occurs at any time between the third and the last year of the Initial Term, the Local Partner has to reimburse us for 60% of the relevant construction costs.

The foregoing is only a summary of the Participation Agreement.  The full text of the Participation Agreement and the Press Release is included as Exhibit 99.1 and 99.2 to this report.

Item 9.01              Financial Statements and Exhibits.

The following exhibits are filed as exhibits to this Current Report on Form 8-K:

Exhibit No.	Description	Method of Filing

99.1	Machines Operation and Participation Agreement dated April 2, 2012 between the Registrant and Mr. Kok An, a Cambodian individual and Crown Resorts Co., Ltd.	Filed electronically herewith

99.2	Press release dated April 2, 2012	Filed electronically herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERTAINMENT GAMING ASIA INC.

Dated: April 5, 2012	/s/ Clarence Chung
Clarence Chung
Chief Executive Officer